FOURTH AMENDMENT TO LEASE



This FOURTH AMENDMENT TO LEASE ("Fourth Amendment") is made and entered into as of June 1, 1999, by and between TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY, a California corporation ("Landlord"), and MAXICARE HEALTH PLANS, INC., a Delaware corporation ("Tenant").

RECITALS:

A. Landlord, and Tenant entered into that certain Transamerica Center Lease dated as of June 1, 1994 (the "Office Lease"), as amended by that certain First Amendment to Lease, dated as of November 1996 (the "First Amendment"), as amended by that certain Second Amendment to Lease, dated as of January 4, 1999 (the "Second Amendment"), as amended by that certain Third Amendment to Lease, dated as of May 18, 1999 (the "Third Amendment") (the Transamerica Lease, the First Amendment, the Second Amendment and the Third Amendment shall hereafter collectively be referred to as the "Lease"), whereby Landlord leased to Tenant and Tenant leased from Landlord approximately 82,688 rentable square feet of space (the "Premises"), located on the eighth (8th) and ninth (9th) floors of the building and located at 1149 South Broadway Street, Los Angeles, California 90015 (the "Building").

B.	The parties desire to amend the Lease on the terms and
conditions set forth in this Amendment.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

I . Terms. All undefined terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this Amendment.

2.	Condition of the Premises; Tenant Improvement Allowance.

	2.1 Condition of Premises. Landlord and Tenant acknowledge that Tenant has been occupying the Premises pursuant to the Lease, and Tenant continues to accept the Premises in its presently existing, "as is" condition. Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises except as expressly set forth in Section 2.2, below. Landlord and Tenant hereby acknowledge that Tenant shall have the right to use the atrium area on the ninth (9th) floor, adjacent to the Premises, as set forth on Exhibit A of the Office Lease during daylight hours; provided, however, Tenant agrees that so long Tenant has the use of the atrium area, Tenant shall maintain the atrium area clean and free of litter and/or debris and shall use and maintain the area in a safe manner to avoid the creation of any dangerous conditions. No planters or equipment of the Landlord may be moved or removed without the Landlord's prior written consent. In addition, Tenant acknowledges that it has been informed that the walking area and the stepping stones located in the atrium area have an uneven surface and present a potentially dangerous condition, and is to be used by Tenant, its respective officers, agents, servants, employees, independent contractors and/or invitees (collectively, "Tenant Parties"), at their own risk. Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the atrium area from any cause whatsoever and agrees that Landlord, its partners, subpartners and their respective officers, agents, servants, employees and independent contractors (collectively, "Landlord Parties") shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the use thereof, which damage is sustained by Tenant or any person claiming through Tenant. Furthermore, Tenant acknowledges that the air space above the atrium area will carry noise to the tenth (10th) floor area, and Tenant agrees not to allow loud sounds or noise in the atrium area which would unreasonably interfere with other tenants' quiet enjoyment. Nothing contained in this Section 2.1 shall be deemed to be a waiver of any of Tenant's rights or remedies as specifically set forth in the Lease, as hereby amended.

2.2	Tenant Improvement Allowance.

2.2.1 Existing Tenant Improvement Allowance. Landlord acknowledges that, as of June 1, 1999, the remaining balance of the Tenant Improvement Allowance granted Tenant pursuant to the terms of Exhibit E to the Office Lease is equal to S297,748.77 (the "Existing Tenant Improvement Allowance").

2.2.2 New Tenant Improvement Allowance. In connection with the extension of the Lease Tenn pursuant to this Agreement, Landlord hereby grants to Tenant an additional allowance in an amount equal to S6.00 per rentable square foot of the Premises, or $496,128.00 (the "New Tenant Improvement Allowance"). The New Tenant Improvement Allowance may be used by Tenant, at any time during the "Extended Term," as that term is defined in Section 3, below, for improvements in the Premises, pursuant to the terms of Article VII of the Lease, or, upon written notice from Tenant to Landlord, at any time during the Extended Term, as a credit against Basic Rent due under the Lease. In the event Tenant elects to use the New Tenant Improvement Allowance for improvements in the Premises, Landlord shall disburse such amounts to Tenant within thirty (30) days after written request for such disbursement by Tenant. .



3. New Lease Term. Pursuant to the Lease, the Lease Term is scheduled to expire on May 31, 2000. Notwithstanding anything in the Lease to the contrary, Landlord and Tenant hereby agree, effective as of June 1, 1999 (the "New Term Commencement Date"), to extend the Lease Term for a period of three (3) years from the New Term Commencement Date, until May 31, 2002 (the "Lease Expiration Date"), on the terms and conditions as set forth in this Amendment. The period commencing on June 1, 1999 and expiring on May 31, 2002 shall be referred to as the "Extended Term".

4.	Rent.

4.1	Basic Rent. Commencing as of the New Term Commencement
Date, and continuing throughout May 31, 2002 (the "Lease Expiration Date"), Tenant shall pay monthly installments of Basic Rent for the Premises in the amount of Ninety-Nine Thousand Nine Hundred Fourteen and 67/100 Dollars ($99,914.67) (i.e., $1.21 per rentable square foot of the Premises times 82,688 rentable square feet) in accordance with Article III of the Lease.

          4.2 Percentage Rent. Commencing as of the New Term Commencement Date, the "Base Year," as that term is defined in the First Amendment, shall be the calendar year 1999, and during the Extended Term Tenant shall pay Tenant's Percentage Share of all increases in Operating Costs, computed in accordance with the Lease, over the Operating Costs, computed in accordance with the Lease, attributable to the Base Year. If the Building is not fully occupied during all or a portion of the Base Year, Landlord shall make an appropriate adjustment to the components of Operating Costs for such year or applicable portion thereof, to determine the amount of Operating Costs that would have been paid had the Building been fully occupied; and the amount so determined shall be deemed to have been the amount of Operating Costs for such year. Notwithstanding the foregoing, in no event shall the electrical cost component of Operating

Costs for any year after the Base Year be reduced, as a result of any reductions in electrical costs resulting from the deregulation of electrical utilities, to be less than the electrical cost component of Operating Costs in the Base Year.

4.3	Rent Abatement. Provided that Tenant is not in material
default under the Lease, as hereby amended, beyond any applicable cure periods set forth in the Lease, and has not been in material default under the Lease, as hereby amended beyond any applicable cure periods set forth in the Lease, Tenant shall not be required to pay Basic Rent attributable to the month of August, 1999, and the month of August, 2000.



5.	Parking. Section 21.01 of the Office Lease is hereby modified as follows: During the entire Extended Term, the parking passes utilized by Tenant shall be at the following rates: $40.00 per month for each unreserved parking pass, and $60.00 per month for each reserved parking pass. Notwithstanding anything in Section 21.01 of the Office Lease to the contrary, the parking spaces provided to Tenant pursuant to the Lease, as hereby amended, shall be located in the Broadway. parking garage, located at 1150 South Hill Street.

6.	Utilities and Services. Sections 14.01 and 14.02 of Article XIV
and Section 4 of the Second Amendment are hereby amended, effective as of the New Term Commencement Date, to provide that the costs that Tenant shall pay to Landlord for after Business Hours heating, ventilation and air-conditioning shall not exceed Twenty-Five and No/100 Dollars ($25-00) per hour during the Extended Term. In addition. the terms and conditions of Section 9.07 of the Office Lease shall be deemed to be applicable to the Extended Term, and Landlord's obligation to provide such Services shall terminate three (3) years from the New Term Commencement Date. In the event the Services are discontinued during the Extended Term, Tenant shall have the right to terminate the Lease provided the failure to provide services is not the result of eminent domain. governmental action or force majeure or circumstances beyond Landlord's reasonable control.

7. Deletions. The options to renew the Lease, as set forth in Exhibit F, attached to the Office Lease, as amended by Section 4 of the Third Amendment are hereby deleted in their entirety, and are of no further force or effect.

		     8. Right of First Offer. Landlord hereby grants to the original
Tenant named in this Amendment (the "Original Tenant") or to an affiliate of Tenant (an entity which is controlled by, controls or is under common control with, Tenant, collectively an "Affiliate"), an on-going right of first offer with respect to the space located on the fourth (4th) floor of the Building, commonly known as Suite 450 (the "First Offer Space"), containing approximately 6,300 rentable square feet of space, as set forth on Exhibit A attached hereto, and incorporated by this reference.
Notwithstanding the foregoing, such first offer right of Tenant shall commence only following the expiration or earlier termination of any existing lease in such First Offer Space, including, but not limited to any renewals or extensions thereof, and shall be subordinate to all rights of which are set forth in leases of space in the Building as of the date hereof, including any renewal, extension or expansion rights set forth in such leases, regardless of whether such renewal, extension or expansion rights are executed strictly in accordance with their terms, or pursuant to a lease amendment or a new lease (collectively, the "Superior Right
Holders") with respect to such First Offer Space. Tenant's right of first offer shall be on the terms and conditions set forth in this Section 8.
"Control," as used in this Section 8, shall mean the


ownership, directly or indirectly, of at least fifty-one percent (5
1 %) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (5 1 %) of the voting interest in, any person or entity.

8.1 Procedure for Offer. Landlord shall notify Tenant (the
"First Offer Notice") from time to time when the First Offer Space or any portion thereof becomes available for lease to third parties, provided that no Superior Right Holder wishes to lease such space. Pursuant to such First Offer Notice, Landlord shall offer to lease to Tenant the then available First Offer Space. The First Offer Notice shall describe the space so offered to Tenant and shall set forth the "First Offer Rent," as that term is defined in Section 8.3 below, and the other economic terms upon which Landlord is willing to lease such space to Tenant.

8.2 Procedure for Acceptance. If Tenant wishes to exercise
Tenant's right of first offer with respect to the space described in the First Offer Notice, then within ten (10) business days of delivery of the First Offer Notice to Tenant, Tenant shall deliver notice to Landlord of Tenant's intention to exercise its right of first offer with respect to the entire space described in the First Offer Notice on the terms contained in such notice. If Tenant does not so notify Landlord within the ten (10) business day period, then Landlord shall be free to lease the space described in the First Offer Notice to anyone to whom Landlord desires on any terms Landlord desires. Notwithstanding anything to the contrary contained herein, Tenant may elect to exercise its right of first offer, if at all, with respect to all or a portion of the space offered by Landlord to Tenant at any particular time, provided that if Tenant elects to exercise its right of first offer with respect to only a portion of the First Offer Space set forth in the First Offer Notice. The remainder of such First Offer Space shall be in a reasonably marketable configuration to allow Landlord to lease out such remainder of the First Offer Space.

8.3 First Offer Space Rent. The "Rent," as that term is defined in Article 3 of the Lease, payable by Tenant for the First Offer Space (the "First Offer Rent") shall be equal to the Basic Rent per rentable square foot payable with respect to the Premises, and, in connection with the First Offer Space, Tenant shall pay Tenant's Percentage Share of all Operating Costs set forth in the Lease, payable by Tenant on an annual, per rentable square foot basis for the First Offer Space, provided that with respect to the First Offer Space only, Tenant's Percentage Share shall be calculated based on the rentable square footage of such First
Offer Space, multiplied by 100, and divided by the rentable square footage of the Building. In addition, the Base Year for purposes of the First
Offer Rent shall be the calendar year in which the right of first offer is exercised. In connection with any such lease of First Offer Space, Landlord shall grant to Tenant an improvement allowance in an amount equal to the product of (i) $6.00 per rentable square foot of the First Offer

Space leased by Tenant and (ii) a fraction, the numerator of which is the number of months remaining in the Extended Term as of the commencement of Tenant's lease of such First Offer Space, and the denominator of which is thirty-six (36) (i.e. the total number of months in the Extended Term. In calculating the First Offer Rent, no consideration shall be given to the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with Tenant's leasing of the First Offer Space or the fact that Landlord is or is not paying real estate brokerage commissions in connection with such comparable space.

8.4 Construction In First Offer Space. Tenant shall take the First Offer Space in its "as is" condition, and the construction of improvements in the First Offer Space shall comply with the terms of Article VII of the Lease. Notwithstanding anything in this Section 8 to the contrary, the commencement date of such First Offer space shall be the earlier of (i) the date upon which Tenant first commences to conduct business in the First Offer Space, and (ii) seventy-five (75) days following the delivery of such First Offer Space from Landlord to Tenant.

8.5. Amendment to Lease. If Tenant timely exercises Tenant's right to lease the First Offer Space as set forth herein, Landlord and Tenant shall within fifteen (15) days thereafter execute an amendment to the Lease for such First Offer Space upon the terms and conditions as set forth in the First Offer Notice and this Section 8. Tenant shall commence payment of Rent for the First Offer Space, and the term of the First Offer Space shall commence upon the date of delivery of the First Offer Space to Tenant or following a construction period, if any, granted as part of the First Offer Rent (the "First Offer Commencement Date") and terminate on the date set forth in the First Offer Notice.

8.6 Termination of Right of First Offer. The rights contained in this Section 8 shall be personal to the Original Tenant, and may only be exercised by the Original Tenant or its Affiliate (and not any other assignee, sublessee or transferee of the Original Tenant's interest in this Lease) if the Original Tenant or its Affiliate occupies the entire Premises. The right of first offer granted herein shall not terminate as to particular First Offer Space upon the failure by Tenant to exercise its right of first offer with respect to any such First Offer Space as offered by Landlord, and Landlord shall re-offer such space to Tenant upon the expiration or earlier termination of the lease entered into by Landlord following Tenant's failure to exercise its right to lease the applicable First Offer Space, including any renewal of such lease, regardless of whether any such renewal is exercised strictly in accordance with its terms or pursuant to a lease amendment or a new lease. Furthermore, Tenant shall not have the right to lease First Offer Space, as provided in this Section 8, if, as of the date of the attempted exercise of any right of first offer by Tenant, or as of the scheduled date of delivery of such First Offer Space to Tenant, Tenant is in material default under this Lease or Tenant has previously been in material default under this Lease more than once.

9. Proposition 8 Taxes. If in any calendar year subsequent to the Base Year (the "Adjustment Year"), the amount of Property- Related Taxes decrease below the amount of Property Related Taxes for the Base Year as a result of a Proposition 8 reduction, then for purposes of all subsequent calendar years to the Base Year, including the calendar year in which the decrease in Property -Related Taxes occurs, the Operating Costs for the Base Year shall be decreased by an amount equal to such decrease in Property- Related Taxes in the Adjustment Year. Conversely, if the Property Related Taxes thereafter are decreased by a lesser amount during any comparison year subsequent to the Adjustment Year (the "Readjustment Year") as a result of Landlord's failure to secure a Proposition 8 reduction which is greater than or equal to the Proposition 8 reduction secured during the Adjustment Year, then for purposes of all subsequent comparison years, including the comparison year in which such lesser decrease in Property- Related Taxes occurs, the Operating Costs for the Base Year shall only be decreased by an amount equal to the decrease in Property- Related Taxes during such Readjustment Year which resulted from Landlord's failure to secure a Proposition 8 reduction greater than or equal to the Proposition 8 reduction secured during the Adjustment Year; provided that any costs and expenses incurred by Landlord in securing any Proposition 8 reduction shall not be included in Operating Expenses for purposes of this Lease. Landlord and Tenant acknowledge that this Section 9 is not intended to in any way affect (A) the inclusion in Property- Related Taxes of the statutory two percent (2.0%) annual increase in Property- Related Taxes (as such statutory increase may be modified by subsequent legislation), or (B) the inclusion or exclusion of Property -Related Taxes pursuant to the terms of Proposition 13, which shall be governed pursuant to the terms of Section 10, below.

10.	Payment of Certain Tax Expenses. Notwithstanding anything to the contrary contained in the Lease, in the event that, at any time during the Extended Term, any sale, refinancing , or change in ownership of the Building and/or the Project is consummated, and as a result thereof, and to the extent that in connection therewith. the Building and/or the Project is reassessed (the "Reassessment") for real estate tax purposes by the appropriate governmental authority pursuant to the terms of Proposition 1 3 ), then the terms of this Section 10 shall apply.






10.1 The Tax Increase. For purposes of this Section 10, the term "Tax Increase" shall mean that portion of the "Property -Related Taxes", as that term is defined in Section 22. 10 of the Office Lease, as calculated immediately following the Reassessment, which is attributable solely to the Reassessment. Accordingly, the term Tax Increase shall not include any portion of the Property- Related Taxes, as calculated immediately following the Reassessment, which (i) is attributable to the initial assessment of the value of the Building, the base Building, or the tenant improvements located in the Building, (ii) is attributable to assessments which were pending immediately prior to the Reassessment which assessments were conducted during, and included in, such Reassessment, or which assessments were otherwise rendered unnecessary following the Reassessment, (iii) is attributable to the annual inflationary increase of real estate taxes, or (iv) is part of Property-Related Taxes incurred or deemed incurred during the Base Year as determined pursuant to this Lease.

10.2 Protection. Tenant shall not be obligated to pay any portion of any Tax Increase relating to (i) the first (1st) Reassessment which occurs after the date hereof, and (ii) any reassessment resulting from the merger between the Landlord named in this Fourth Amendment and AEGON N.V. (the "Merger") (and any Reassessment based upon the Merger shall not constitute the "first (1st) Reassessment" for purposes of item
(i), above).

10.3 Landlord's Right to Purchase the Proposition 13 Protection
Amount Attributable to a Particular Reassessment. The amount of Property-Related Taxes which Tenant is not obligated to pay or will not be obligated to pay during the Term in connection with a particular Reassessment pursuant to the terms of this Section 10, shall be sometimes referred to hereafter as a "Proposition 13 Protection Amount." If the occurrence of a Reassessment is reasonably foreseeable by Landlord and the Proposition 13 Protection Amount attributable to such Reassessment can be reasonably quantified or estimated for each Lease Year commencing with the Lease Year in which the Reassessment will occur, the terms of this Section 10.3 shall apply to each such Reassessment. Upon notice to Tenant, Landlord shall have the right to purchase the Proposition 13 Protection Amount relating to the applicable Reassessment (the "Applicable Reassessment"), at any time during the Term, by paying to Tenant an amount equal to the "Proposition 13 Purchase Price," as that term is defined below, provided that the right of any successor of Landlord to exercise its right of repurchase hereunder shall not apply to any Reassessment which results from the event pursuant to which such successor of Landlord became the Landlord under this Lease. As used herein, "Proposition 13 Purchase Price" shall mean the present value of the Proposition 13 Protection Amount remaining during the Term, as of the date of payment of the Proposition 13 Purchase Price by Landlord. Such present value shall be calculated (i) by using the portion of the Proposition 13 Protection Amount attributable to each remaining Lease Year (as though the portion of such Proposition 13 Protection Amount benefited Tenant at the end of each Lease Year), as the amounts to be discounted, and (ii) by using discount rates for each amount to be discounted equal to (A) the average rates of yield for United States Treasury Obligations with maturity dates as close as reasonably possible to the end of each Lease Year during which the portions of the Proposition 13 Protection Amount would have benefited Tenant, which rates shall be those in effect as of Landlord's exercise of its right to purchase, as set forth in this Section 1.3. plus (B) two percent (2%) per annum. Upon such payment of the Proposition 13 Purchase Price, the provisions of Section 9.2 of this Amendment shall not apply to any Property- Related Taxes attributable to the Applicable Reassessment. Since Landlord is estimating the Proposition 13 Purchase Price because a Reassessment has not yet occurred, then when such Reassessment occurs, if Landlord has underestimated the Proposition 13 Purchase Price, then upon notice by Landlord to Tenant, Tenant's Rent next due shall be credited with the amount of such underestimation, and if Landlord overestimates the Proposition 13 Purchase Price, then upon notice by Landlord to Tenant, Rent next due shall be increased by the amount of the overestimation.

11. Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment other than Jones Lang LaSalle Management Services, Inc., or Cushman & Wakefield of California, Inc. (collectively, the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. The terms of this Section 11 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended. 11

12. Additions to Lease. Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate the Lease on account of any material default by Tenant, beyond all applicable cure periods set forth in the Lease, Landlord may, from time to time, without terminating the Lease, enforce all of its nights and remedies under the Lease, including the right to recover all rent as it becomes due; provided, however, nothing contained in this Section 12 shall be deemed to be a waiver of any of Tenant's rights or remedies as specifically set forth in the Lease, as hereby amended.
12.	No Further Modification. Except as specifically set forth in this
Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

"LANDLORD"	"TENANT"
TRANSAMERICA OCCIDENTAL LIFE	MAXICARE HEALTH
PLANS, INC.,
INSURANCE  COMPANY	a Delaware
corporation
a California corporation	a corporation

By:  /s/ Paul Wintermute	By:  /s/ Richard A. Link

Its:  Investment Officer	 Its: EVP & CFO

STORAGE SPACE LEASE AGREEMENT
TRANSAMERICA CENTER
1149 S. Broadway Street
Los Angeles, CA 90015


1 PARTIES. This Storage Space Lease Agreement (the
"Storage Agreement") is dated for reference purposes only as of this 1st day of June, 1999, by and between TRANSAMERICA
OCCIDENTAL LIFE INSURANCE COMPANY, a California Corporation
("Landlord"), and MAXICARE HEALTH PLANS, INC., a Delaware corporation, ("Tenant").

2. PREMISES. In connection with the "Lease," as that term is defined in Section 7(b), below, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, upon the terms and conditions contained herein, the premises, known as Storage Unit 4G0820 and Storage Unit 4G0825, described in Exhibit A attached hereto (collectively, the "Premises") in the building located at and commonly known as It 50 South Hill Street, Los Angeles, California, 90015 (the "Building").

3. TERM. The term of this Storage Agreement shall be deemed to commence on the "New Term Commencement Date," as that term is defined in the "Fourth Amendment." as that term is defined in Section 7(b), below, and shall terminate on the "Lease
Expiration Date," as that term is defined in the Fourth
Amendment, or earlier termination of the "Lease Term," as that term is defined in the Lease.

4. USE. Tenant agrees that it will not make any use of the Premises except as a storage facility. Tenant shall not, without first obtaining Landlord's written consent. bring or allow to be brought upon or about the Premises any substance which is regulated as a toxic waste or hazardous material under any law or regulation of any governmental authority (including, without limitation. any toxic or hazardous substance, material or waste listed from time to time in the United States Department of Transportation Table (40 CFR 172.101) or by the Environmental Protection Agency as a hazardous substance (40 CFR, Part 302) ("Hazardous Materials").

5. RENT. Landlord and Tenant agree that provided Tenant is not in material default, beyond all applicable cure periods set forth in this Storage Agreement or the Lease. as applicable, under the terms of this Storage Agreement or the terms of the Lease, and has not previously been in default beyond all applicable cure periods set forth in this Storage Agreement or the Lease, as applicable, under this Storage Agreement or under the Lease, then Tenant shall not be required to pay rent for the Premises, for the initial term of the Storage Agreement.






6. ALTERATIONS, REPAIRS AND MAINTENANCE. Tenant acknowledges that it is currently occupying the Premises and therefore accept the Premises in its currently existing. "as is" condition, without any warranties or representations. Tenant shall, at its sole cost, risk and expense, keep the Premises in as good order and repair as when delivered to it, ordinary wear and tear excepted. Tenant shall make no alterations in the Premises without the prior written consent of Landlord, and any such alterations approved by Landlord shall be made by Tenant at Tenant's sole cost and expense. Any alterations made by Tenant to the Premises shall become part of the Premises and the sole property of Landlord. Tenant agrees to peacefully surrender possession of the Premises at the expiration of this Storage Agreement, and Tenant agrees to remove from the Premises, at or before such time, at its sole cost, all of its goods, effects, personal property then located in the Premises and any alterations or improvements made by Tenant in the Premises designated by Landlord to be so removed. Tenant shall deliver to Landlord a key for any locks installed by Tenant for Landlord's emergency entry purposes.

7.	INSURANCE.

(a) Landlord shall not be obligated to maintain any insurance with regard to the Premises. In the event Landlord does maintain fire and extended coverage 'insurance, nothing shall be done or kept in or on the Premises by Tenant which to the knowledge of Tenant will make void or voidable any fire or extended coverage insurance on the Premises or increase the premium payable therefor.

(b) Tenant shall carry and maintain insurance with respect to the Premises during the term hereof in accordance with the requirements of Article VI of that certain Office Lease dated for reference purposes only as of June 1, 1994, between Tenant and Landlord, as amended by that certain First Amendment to Lease, dated as of November 1996 (the "First Amendment"), as amended by that certain Second Amendment to Lease dated January 4, 1999 (the "Second Amendment"), and amended by that certain Third Amendment to Lease, dated as of May 18, 1999 (the "Third Amendment"), and as amended by that certain Fourth Amendment to Lease dated as of June 1, 1999 (the "Fourth Amendment"), pursuant to which Tenant leases office space from Landlord at the building located at 1149 South Broadway Street, Los Angeles, California 90015. The Office Lease, the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment shall collectively be referred to herein as the "Lease." Upon request, Tenant shall furnish Landlord with a Certificate of Insurance evidencing such policy (les). Landlord and Tenant hereby agree that the provisions of Article VI of the Lease are hereby incorporated by reference into this Storage Agreement as if fully set forth herein and Tenant agrees to comply with the terms of
Article VI of the Lease with respect to all insurance required to be with respect to this Storage Agreement.



8. INDEMNIFICATION. Landlord shall not be liable to Tenant, and Tenant waives all claims against Landlord, for any injury to or death of any person or for loss of use of or damage or destruction of any property in the Premises by or from any cause whatsoever, except to the extent caused by Landlord's negligence or willful misconduct. Tenant agrees to indemnify, hold Landlord harmless from, protect and defend Landlord against any and all liability, loss, expense (including attorneys' fees), claim, action or cause of action of any third party, whether foreseeable or not, resulting as a direct or indirect consequence of Tenant's lease or use of the Premises or access to the Premises or any other reason arising from or related to this Lease, including but not limited to resulting from bodily injury, including death, or from injury to or destruction of property arising out of Tenant's use and occupancy of the Premises, except to the extent caused by Landlord's negligence or willful misconduct.

9. LANDLORD'S ENTRY. Landlord may, at reasonable times, enter into the Premises to inspect the Premises, or otherwise carry out its obligations hereunder, and shall not be liable to Tenant for any damage caused thereby except to the extent caused by Landlord's negligence or willful misconduct.

10. COMPLIANCE WITH LAWS. During the term of this
Storage Agreement, Tenant shall at its sole cost and expense comply with any law, ordinance or regulation of any federal, state, city, or other municipal or governmental body unit or authority, affecting the Premises, including, without limitation. those relating to health, safety, noise, environmental protection, waste disposal, water and air quality, and the use, storage and disposal of Hazardous Materials.

11. DAMAGE BY CASUALTY. If the Premises should become unfit for use by Tenant as provided herein, by reason of fire or any other casualty, either Landlord or Tenant may terminate this Storage Agreement as of the date the Premises become untenantable. Nothing in this Storage Agreement shall be construed to require Landlord to rebuild or repair any damage to the Premises as a result of any such fire or other casualty.

12. CONDEMNATION. If all or any portion of the Premises shall be taken or damaged under any right of eminent domain, or any transfer in lieu thereof, and such taking or damage renders the Premises unfit for use by Tenant as provided herein, either party may terminate this Storage Agreement as of the date of such taking or damage by written notice to the other party. The entire amount of any condemnation award shall inure to the benefit of Landlord. In the event this Storage Agreement is not terminated as a result of such taking, the rent due Landlord hereunder shall be reduced proportionately to the area taken



13. UTILITIES. Landlord shall not be obligated to furnish the Premises with any services or utilities except for electricity necessary for lighting. Within ten (10) days of request therefor, Tenant shall pay Landlord, as additional rent hereunder, the cost of all electricity, water, heating or other utilities which may be furnished to the Premises, as reasonably determined by Landlord.


14.	ASSIGNMENT AND SUBLETTING. Tenant agrees not to
assign this Storage Agreement or sublet the whole or any part of the Premises.

15. DEFAULT. In the event that Tenant (i) abandons the Premises; (ii) fails to pay any rent or other sum payable hereunder within five (5) days of it becoming due; or (iii) fails to perform any other term, covenant or condition of this Storage Agreement expeditiously and in good faith within a reasonable time after receiving notice from Landlord of such failure (which notice shall specify the nature of such failure), then Landlord, in addition to any other rights and remedies of Landlord at law or in equity, shall have the right either to terminate Tenant's right to possession of the Premises and thereby terminate this Lease or have this Storage Agreement continue in full force and effect with Tenant at all times having the right to possession of the Premises. Should Landlord elect to terminate Tenant's right to possession of the Premises and terminate this Storage Agreement, then Landlord shall have the immediate right of entry and may remove all persons and property from the Premises. Such property so removed may be stored in a public warehouse or elsewhere at the cost and for the account of Tenant. In addition, the provisions of Article XI, "Default and Remedies," of the Lease, to the extent applicable and not inconsistent with the provisions of this Storage Agreement, shall be deemed to apply to the Premises and are hereby incorporated by reference into this Storage Agreement as if fully set forth herein.

16. RELOCATION. Landlord reserves the right to relocate the Premises to another location in the Building (the "Relocated Premises") upon fifteen (15) days notice to Tenant, so long as the Relocated Premises are substantially equivalent in size and accessibility. Landlord agrees to bear the cost of moving Tenant's property then located in the Premises to the Relocated Premises.


17. NOTICES. Any notice required to be given herein shall be in writing and either given in person or sent postage pre-paid by certified or registered mail, return receipt requested, addressed to the address set forth beside the signature of each party, or to such other address as the parties shall designate in writing.

18.	MISCELLANEOUS.

(a) Any liability of Landlord hereunder shall be limited to its equity interest in the Building and Tenant agrees to look solely to such interest for the recovery of any judgment. In the event of a sale or transfer of the Building, Landlord shall thereby be released from any further liability hereunder, and Tenant agrees to attorn to the successor in interest.

(b) If any suit shall be brought arising out of the failure of performance of either party hereunder, the prevailing party in such suit shall pay the non-prevailing party reasonable attorneys' fees and costs as may be fixed by the court.

19. This Storage Agreement shall, in all respects, be governed by and construed in accordance with the laws of the State of California. If any provision of this Storage Agreement shall be invalid, unenforceable or ineffective for any reason, all other provisions hereof shall be and remain in full force and effect.

20.	Time is of the essence of this Storage Agreement.

21. Tenant covenants and represents that it has not authorized any real estate broker or salesman to act for it in connection with this Storage Agreement and agrees to indemnify and hold Landlord harmless from any claim by any such real estate broker or salesman.

		22. All applicable provisions of the Lease shall be deemed to apply to the Premises as though the Premises were part of the "premises" set forth in the Lease, and such provisions are hereby incorporated into this Storage Agreement by this reference as though fully set forth herein. In the event of any conflict between the provisions of this Storage Agreement and the provisions of the Lease, the terms of this Storage Agreement shall govern.

IN WITNESS WHEREOF, the parties have caused this Storage Agreement to be properly executed by their duly authorized representatives as of the date first above written.

Address for Notices:              LANDLORD:

Jones Lang LaSalle Americas, Inc.	Transamerica Occidental Life
Insurance,
1150 South Olive,	 Company, a California
Corporation
Suite T-1100
Los Angeles, CA 90015	 By:
	 Title:


Address for Notices:

1149 S. Broadway Street	Maxicare Health Plans, Inc.,
Ninth Floor	a Delaware corporation
Los Angeles, CA 90015	By:

Title:

By:

Title:

	By: